UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2013

GenCorp Inc.
(Exact name of registrant as specified in its charter)

Ohio	1-01520	34-0244000
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2001 Aerojet Road, Rancho Cordova, California		95742
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (916) 355-4000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 9, 2013, GenCorp Inc. (“GenCorp” or the “Company”) entered into a stock option cancellation agreement with Kathleen E. Redd, the Company’s Vice President, Chief Financial Officer and Assistant Secretary (the “Redd Option Cancellation Agreement”), pursuant to which the Company agreed to pay to Ms. Redd, the excess, if any, of the closing price of the Company’s common stock on July 9, 2013 over $9.29, the per share exercise price of certain options to purchase shares of the Company’s common stock granted pursuant to the Company’s 1999 Equity and Performance Incentive Plan, as amended (the “1999 Plan”), in exchange for the cancellation and termination of such stock options.  As of such date, the insider trading window pursuant to the Company’s Insider Trading Policy had been closed for an extended period of time and the Redd Option Cancellation Agreement was entered into in order to address the expiration of such stock options during such time as the insider trading window was closed.  Pursuant to the terms of the Redd Option Cancellation Agreement, the Company agreed to pay $19,995 to Ms. Redd in exchange for the cancellation of 2,666 stock options granted to her under the 1999 Plan.

The description of the Redd Option Cancellation Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the full text of the Redd Option Cancellation Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Stock Option Cancellation Agreement, dated July 9, 2013, between GenCorp Inc. and Kathleen E. Redd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

July 11, 2013	GENCORP INC.

	By:	/s/ Christopher C. Cambria
		Name:	Christopher C. Cambria
		Title:	Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Stock Option Cancellation Agreement, dated July 9, 2013, between GenCorp Inc. and Kathleen E. Redd.